Exhibit 10.1
Equipment Purchase Contract

This Equipment Purchase Contract, together with the exhibits attached hereto (this “Contract”) is entered into as of March 26, 2010 by and between Hub City Terminals, Inc., located at 3050 Highland Parkway Suite 100 Downers Grove, IL 60515,  U.S.A. (“Buyer”) and Singamas Management Services, Ltd., located at P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands (“Seller”).

WHEREAS, Buyer and Singamas North America, Inc., an affiliate of Seller (“Old Seller”), entered into that certain Equipment Purchase Contract, dated as of March 8, 2006 (the “2006 Purchase Contract”) pursuant to which Buyer purchased Containers (as defined hereinafter) from Old Seller;

WHEREAS, Buyer and Seller entered into that certain Equipment Purchase Contract, dated as of March 8, 2007 (the “2007 Purchase Contract”) pursuant to which Buyer purchased Containers from Seller;

WHEREAS, Buyer and Seller entered into that certain Equipment Purchase Contract, dated as of February 5, 2008 (the “2008 Purchase Contract”) pursuant to which Buyer purchased Containers from Seller;

WHEREAS, on March 10, 2010, Old Seller assigned all of its rights and obligations under the 2006 Purchase Contract to Seller; and

WHEREAS, Buyer and Seller desire to enter into this Contract pursuant to which Buyer shall purchase Containers from Seller.

Buyer and Seller agree as follows:

ARTICLE 1.                      Specification; Equipment; Contract Price; Scheduled Delivery Dates; Pool

(a) Pursuant to ARTICLE 2 of this Contract, Buyer and Seller agree to develop on a joint basis the Specification (as defined in ARTICLE 2(a)) for the manufacture of the steel containers described in Exhibit A (collectively, the “Equipment” and each individually, a “Unit” or “Container”).

(b) Seller covenants and agrees to manufacture, at the Singamas plant located at Qingdao, China, or at such additional plants as may be approved by Buyer (collectively, the “Plant”), the Equipment in accordance with the Specification developed pursuant to ARTICLE 2, and shall sell and deliver the Equipment to Buyer at Buyer’s depots as set forth in Exhibit A (“Buyer’s Depots”), or to such other locations as may be agreed to between Buyer and Seller (collectively, the “Authorized Delivery Locations”), in accordance with the scheduled delivery dates set forth in Exhibit A, as the same may be modified only by mutual agreement in writing pursuant to ARTICLE 2(d), 3(b) or 4(a) (as modified, the Scheduled Delivery Dates), at Seller’s risk and expense as provided in this Contract, all for the consideration specified in Exhibit A.  The contract price for deliveries of Units during each applicable month shall be determined by multiplying the price per Unit purchased and delivered during such month (set forth in Exhibit A as the “Unit Price”), by the number of Units delivered to Buyer during said month (the aggregate price thus computed, the “Contract Price”). Time is of the essence of this Contract.

ARTICLE 2.                      Specification; Prototype; Interpretation; Changes

(a) On or before March 26, 2010, Buyer and Seller agree to jointly develop and produce design and construction specifications (the “Specification”) for the manufacture of the Equipment. The Specification shall satisfy the standards of the Association of American Railroads set forth in Exhibit B hereto (as amended from time to time, the “Standards”).  The Specification shall be subject to final approval in writing of both Buyer and Seller.  The terms and provisions of the Specification approved by both Buyer and Seller in writing shall be incorporated into this Contract by this reference.  Seller agrees that certain parts for the Equipment will be interchangeable with the parts of the 53 foot containers Buyer purchased in 2005, 2006 and 2007.

(b) The Specification shall define the principal characteristics of the Units of Equipment, which at the time of each delivery shall be suitable for commercial use in carrying freight in highway and rail transportation. The Specification shall be interpreted to accomplish this objective.

(c) If any discrepancy, difference or conflict exists between the provisions of this Contract and the Specification, then, to the extent of such discrepancy, difference or conflict only, the Specification shall be ineffectual and the provisions of this Contract shall prevail; but in all other respects, the Specification shall be in full force and effect. Any question whether the Specification is in conflict with the provisions of this Contract shall be brought to the attention of Buyer who shall resolve such conflict or discrepancy and give direction in writing to Seller how to proceed, and Seller shall comply with such directions. Seller shall not depart from the requirements of the Specification without the prior written authorization by Buyer.

(d) Buyer may propose a change in the Specification for the Equipment.  Within five (5) business days after receipt of Buyer’s proposal for a change, Seller shall prepare and submit to Buyer an estimate (the “Estimate”) in such detail as Buyer may reasonably require, which shall contain (i) a description of the change, including any changes to the Specification or in the Equipment, (ii) the net increase or decrease in the Unit Price and the Contract Price, and (iii) the effect of the change on the Scheduled Delivery Dates. Buyer shall accept or reject the Estimate within five (5) business days. If the Estimate is accepted, Buyer shall prepare, and Buyer and Seller shall execute, a contract change (the “Contract Change”), which shall contain a description of the change, including any changes to the Specification or the Equipment, the effect on the  Scheduled Delivery Dates and the effect on the Unit Price and the Contract Price.  If Buyer does not notify Seller of Buyer’s acceptance or rejection of any Estimate, or if Buyer rejects an Estimate, this Contract and the Specification shall continue to remain in full force and effect notwithstanding the parties’ failure to agree to such Estimate, and the parties’ shall continue to work reasonably and in good faith (but shall not be obligated) to reach a mutually acceptable agreement with respect to such proposed changes.

ARTICLE 3. Excusable Delay; Extension of Time; Right of Cancellation

(a) If either Buyer or Seller is delayed in making or taking delivery of any Unit of Equipment as a result of any “Excusable Delay” (as defined in the next sentence), Buyer and Seller shall not be liable for such failure or delay and the Scheduled Delivery Dates shall be extended in the event Seller or Buyer shall have given written notice to the other party within the time periods specified in ARTICLE 3(b) of the Excusable Delay (subject however to Buyer’s cancellation rights in ARTICLE 3(c)). An “Excusable Delay” as to any party shall mean a delay in the delivery of the Equipment caused solely by the other party or by the occurrence of an event of delay beyond the control of such party which such party is unable to prevent through the exercise of due diligence, which delay is attributable to (i) acts of God (other than ordinary storms or ordinary inclement weather conditions), earthquakes, lightning or flood; (ii) explosions, fire or vandalism, provided such explosion, fire or vandalism did not result from the gross negligence or willful misconduct of Seller; or (iii) strikes or other similar industrial disturbances (not including any strikes or industrial disturbances resulting from unilateral changes made by Seller or its affiliated companies), riots, insurrections, war, sabotage, blockages or embargoes, and epidemics.

(b) Upon the occurrence of an Excusable Delay, written notice shall be given by Seller to Buyer within five (5) days (i) after knowledge thereof or (ii) after the date on which Seller, after reasonably diligent inquiry, should have known of such Excusable Delay, whichever is the earlier date. Upon the cessation of any Excusable Delay, written notice thereof and of the anticipated effect thereof, if any, on the Scheduled Delivery Dates shall be given by Seller to Buyer within five (5) days. The failure of Seller to give the required notices within the periods specified by this ARTICLE shall constitute a waiver by Seller of its right to seek an extension of the Scheduled Delivery Dates. Buyer shall notify Seller, within five (5) days after receipt of Seller’s notice, of Buyer’s agreement or disagreement with Seller’s claim for extension of the Scheduled Delivery Dates. If Buyer and Seller agree on the adjustment of the Scheduled Delivery Dates, Buyer shall prepare and Buyer and Seller shall execute a Contract Change reflecting such agreement.

(c) In the event that any of the following events shall occur (each a “Cancellation Event”), Buyer shall have the right, in addition to any other rights it may have under the law or any other provisions of this Contract, to cancel this Contract with respect to all remaining undelivered Units of Equipment:

(i) an Excusable Delay shall have occurred and such Excusable Delay shall have continued for more than one hundred twenty (120) days; or

(ii) Seller shall fail to complete the manufacture of any Units and make them available for inspection by Buyer or Buyer’s Inspectors pursuant to ARTICLES 6(a) and (b), at least thirty-five (35) days prior to the respective Scheduled Delivery Dates for such Units; or

(iii) Seller shall fail to deliver any Units to Buyer at an Authorized Delivery Location pursuant to ARTICLE 7 within sixty (60) days after the respective Scheduled Delivery Dates for such Units.

(d) In the event of any cancellation of this Contract pursuant to ARTICLE 3(c), Buyer shall have no liability to Seller for payment of any part of the Contract Price for the Units of Equipment which have been cancelled and Seller shall have no further liability to Buyer to deliver such Units of Equipment; provided that any such cancellation shall not terminate any rights that may have accrued to Buyer under this Contract prior to cancellation.

ARTICLE 4.                      Prototype; Inspection and Testing

(a)           By April 12, 2010, Seller shall manufacture one prototype Unit of Equipment conforming to the Specification, this Contract and the Standards (the “Prototype’) and Seller shall perform all tests on the Prototype as required to obtain certification by Buyer’s designated certification and inspection organization (“Buyer’s Survey Agency”) and to enable Buyer to determine insofar as is practicable whether the Unit of Prototype conforms to the Specification, this Contract and the Standards, including without limitation the tests specified in Exhibit C.  Seller shall bear the expense for inspection and testing of the Prototype.  In the event that, in the sole opinion of Buyer, the Prototype conforms to the Specification, this Contract and the Standards, Buyer shall notify Seller that the Prototype and Specification are acceptable, the Specification shall not be modified and the remaining Units shall be manufactured in accordance with the Specification, this Contract and the Standards.  In the event that, in the sole opinion of Buyer, the Prototype does not conform to the Specification, this Contract  or the Standards, Buyer shall notify Seller in writing as to any deficiencies in the Specification and/or the Prototype and Seller shall, at Seller’s expense, (i) in respect to any deficiencies in the Specification and/or the Prototype, work with Buyer to first make any necessary changes to the Specification (which changes must be agreed to by Buyer and Seller), and repair or replace the Prototype as necessary to conform to the Specification as so changed, or (ii) in respect to any deficiencies in respect to the Prototype but not the Specification, repair or replace the Prototype as necessary to conform to the Specification, this Contract and the Standards.  Following any repair or replacement of the Prototype pursuant to this ARTICLE 4(a), Seller shall perform the tests on the repaired or replaced Prototype pursuant to this ARTICLE 4(a), and Buyer shall be entitled to the same rights under this ARTICLE 4(a) in respect to the repaired or replaced prototype as the original Prototype.

(b)           Within fifteen (15) days after confirmation by Buyer that the Prototype conforms to the Specification, this Contract and the Standards pursuant to ARTICLE 4(a), but in any event no later than thirty (30) days prior to commencement of production of the Equipment, Seller shall submit to Buyer four (4) copies of the final Specification for the Equipment being purchased under this Contract, consisting of the original Specification and any changes pursuant to ARTICLE 2(d) or 4(a). The final Specification shall be identified by number and dated, and shall include: the Seller’s production model number, list and copies of applicable working drawings with drawing number, a general arrangement drawing of the Equipment, and a marking drawing for production. Seller shall deliver the final Specification and working drawings to Buyer not less than thirty (30) days prior to commencement of production.

ARTICLE 5. Work and Materials; Subcontracting; Production Schedule; Inspection and Tests

(a)           All work performed on the Equipment shall be in accordance with good commercial practice and all material, supplies and equipment incorporated in the Equipment shall be new, suitable and of the best quality for the service intended. Seller agrees that the standards, test and quality control procedures used in the manufacture of the Equipment shall at least equal those demonstrated to Buyer during any inspection of the Plant by Buyer, or if Buyer shall not have inspected any such Plant, then at least equal to those extended or warranted by Seller to its other customers in the United States.  Seller agrees that Buyer’s inspectors or agents shall be allowed access to the Plant to witness production and quality control at all reasonable times.

(b)           Seller shall not subcontract its obligations under this Contract to manufacture the Equipment without the prior written approval of Buyer. In the event that Seller desires to subcontract the manufacturing obligations, Seller shall advise Buyer of the name of the proposed subcontractor at least thirty (30) days in advance of any initial production and shall provide Buyer with such other information about the proposed subcontractor as Buyer may reasonably request. If a subcontractor of the Equipment is consented to under this ARTICLE, such subcontractor shall be deemed included within the term “Seller” in this Contract and Seller and such subcontractor shall be jointly and severally liable for any and all obligations of Seller and such subcontractor under this Contract, but Buyer shall not be required to respond or look to, or deal with, such subcontractor and shall be entitled to respond or look only to, and deal only with, the original Seller named in this Contract with respect to the performance and enforcement of Seller’s and such subcontractor’s obligations and rights under this Contract.

(c)           All Equipment and all workmanship, materials, supplies and equipment incorporated therein shall be subject to inspection and tests by Buyer, Buyer’s Survey Agency and other inspectors (collectively “Buyer’s Inspectors”) at any reasonable time during manufacturing at the Plant. All Equipment, materials, supplies, workmanship and equipment not conforming to the requirements of the Specification, this Contract and the Standards shall not be permitted, without Buyer’s written agreement and approval in its sole discretion.

ARTICLE 6.                      Technical Acceptance

(a) Seller will inform Buyer in writing ten (10) days before the date on which Seller believes the units will be ready for Buyer’s Inspectors.

(b) Following completion of the manufacture of each Unit at the Plant, Seller shall notify Buyer in writing of such completion and Seller shall arrange to allow Buyer’s Inspectors to undertake an initial inspection of such Unit to determine whether such Unit is in conformance with the Specification, this Contract and the Standards.

(c) If Buyer’s Inspectors shall determine that a Unit is in conformance with the Specification, this Contract and the Standards following the initial inspection at the Plant pursuant to ARTICLE 6(a), Buyer’s Inspectors shall issue and deliver to Seller and Buyer a certification in the form attached hereto as Exhibit D (the “Inspection Certificate”), or otherwise confirm that in the opinion of Buyer’s Inspectors, the Units of Equipment identified therein comply with the Specification, this Contract and the Standards.  If Buyer’s Inspectors determine that the Equipment is not in conformance with the Specification, this Contract and the Standards, Buyer’s Inspectors shall notify Buyer and Seller of their determination in writing, and shall identify any non-conformities, and Seller shall promptly repair or replace any non-conforming Units with conforming Units, which will then be subject to further inspection pursuant to ARTICLES 6(a), (b) and (c).

(d) Unless otherwise agreed by Buyer in writing, the failure of a Unit of Equipment, or materials, supplies and equipment thereof, in a test shall, at Buyer’s option, be considered the failure of each Unit in the same production series. Seller shall bear all costs to test, correct or replace such Units. Seller shall promptly correct or replace all rejected Equipment, and materials, supplies and equipment related thereto, such correction and replacement to be to the satisfaction of and without cost to Buyer.

(e) Buyer shall pay the cost of Buyer’s Inspectors under this Contract, other than for the costs of tests of the Prototype pursuant to ARTICLE 4(a) and as provided in the next sentence, which costs shall be paid by Seller. If Buyer’s Inspectors determine that a Unit of Equipment fails to conform to the requirements of the Specification, this Contract, or the Standards, the costs and charges of the original tests, any additional tests and work and materials in connection with the correction and/or replacement of the Equipment shall be paid by Seller.

ARTICLE 7.                      Delivery of Equipment

(a)           Following the manufacture of Units and technical acceptance thereof by Buyer pursuant to ARTICLE 6(c), Seller shall ship such Units to the Authorized Delivery Location for delivery to Buyer (or Buyer’s assignee if Buyer shall have assigned its rights under this Contract in respect to such Units of Equipment).  Notwithstanding anything to the contrary contained in this Contract, title to each of the Units to be delivered to Buyer (or its assignee) at the Authorized Delivery Location shall transfer to Buyer (or its assignee) automatically and without further action at such time as each such Unit is loaded onto a vessel at the port in China for shipment to Buyer, and in any event before the vessel carrying such Unit leaves the territorial waters of China.  Subject to the terms of this ARTICLE 7, Seller shall transfer physical possession of the Units to Buyer (or its assignee) at the Authorized Delivery location by the applicable Scheduled Delivery Date (Units so transferred, the “Delivered Units”).

(b)           Following arrival of any Units described in ARTICLE 7(a) at the Authorized Delivery Location, Buyer shall have an opportunity to re-examine such Units to determine that they still conform to the Specification, this Contract and the Standards.  If such inspection does not disclose any damages to any of the Units, an Equipment Interchange Receipt (“EIR”) shall be issued upon release of such Units from a discharging terminal to Buyer or Buyer’s motor carrier or drayman at the Authorized Delivery Location. Damage occurring prior to and during the lifting of any Delivered Units onto a chassis shall be Seller’s responsibility.

(c)           For Units which are delivered to an Authorized Delivery Location in apparent good order, Buyer’s agent shall issue an EIR for each Delivered Unit with the notation “Delivered in apparent good order.” All Delivered Units shall be considered delivered upon the earlier of (i) the execution of the EIR by Buyer’s agent, or (ii) the date payment of the Contract Price for such Units is due and payable pursuant to ARTICLE 11 below, at which time risk for such Units of accepted Units of Equipment shall pass to Buyer (or Buyer’s assignee if Buyer shall have assigned its rights under this Contract in respect to such Units of Equipment).

(d)           If, upon arrival of any Units at an Authorized Delivery Location, Buyer or Buyer’s Inspectors determine that any of the Units are damaged, Buyer will report such damage to Seller immediately and notify such damage to the terminal and Seller will repair or replace any damaged Units pursuant to ARTICLE 7(f).  In the event Seller chooses or is required to replace any damaged Unit under this Contract, the prior transfer of title to such damaged Unit pursuant to clause (a) hereof shall be rescinded and title to such damaged Unit shall automatically revert to Seller without any recourse to, or warranty of, Buyer.  In such case, Buyer shall have no right, title or interest of any kind to any damaged Unit to be replaced by Seller pursuant to this clause (d).

(e)           Notwithstanding the delivery of a Delivered Unit by Seller to Buyer or issuance of an EIR for such Delivered Unit by Buyer pursuant to this ARTICLE 7, if Buyer discovers that any such Delivered Unit was damaged or otherwise did not conform to the Specification, this Contract and the Standards at the time it was delivered by Seller and Buyer notifies Seller within thirty (30) days following such delivery, Seller, at its sole cost and expense, shall promptly repair or replace such Delivered Unit.  Upon a determination pursuant to clause (f) hereof that a Unit is non-repairable and, therefore must be replaced, the prior transfer of title to such Unit shall be rescinded and title shall automatically revert to Seller, without any recourse to, or warranty of, Buyer.  In such case, Buyer shall have no right, title or interest of any kind to any damaged Unit to be replaced by Seller pursuant to this clause (e).

(f)           In respect to any Units that Seller is obligated to repair or replace pursuant to this ARTICLE 7, if the estimated cost of the repair of any Unit in the reasonable determination of Buyer is over the Damage Threshold specified in Exhibit A (the “Damage Threshold”), such Unit shall be considered non-repairable and Seller shall promptly, at Seller’s expense, replace such Unit with a Unit that conforms to the Specification, this Contract and the Standards.  If the estimated cost of the repair of any such Unit in the reasonable determination of Buyer is not greater than the Damage Threshold, Seller will arrange the repair of such Unit at Seller’s expense or Seller will reimburse the repair amount to Buyer if Buyer elects to have Buyer or Buyer’s designated repair shop complete the repair. The repair shall be accomplished in accordance with the latest Institute of International Container Lessors (“IICL”) repair guide. Buyer acknowledges that the Equipment cannot be sent back to Seller’s plant in China; therefore, both parties agree to use their best efforts to settle the damage issues at the Authorized Delivery Location. Seller shall be responsible to pay all costs for the repair, which shall include the costs of inspection, estimation, transportation (including mounting repaired Equipment on chassis and making same available for interchange to Buyer’s motor carrier or drayman at a location reasonably acceptable to Buyer), and repair of, and any other costs with respect to the repair of (including chassis costs), the Equipment.

(g)           Subject to ARTICLE 7(h), Seller will provide free storage after discharge of the Equipment from the ship at the destination location of Southern California in accordance with the terminal’s standard free storage days. The Buyer shall pay charges for all additional storage after these standard free storage days. Buyer will pay such additional storage charges via wire transfer within ten (10) days of Buyer’s receipt of invoice from Seller. The additional storage charge shall be as per the terminal’s standard tariff.  Should Buyer be unable to pickup the Equipment at the destination location due to an event caused solely by Seller or by the occurrence of an event of delay beyond the control of Buyer which Buyer is unable to prevent through the exercise of due diligence, which delay is attributable to (i) acts of God (other than ordinary storms or ordinary inclement weather conditions), earthquakes, lightning or flood; (ii) explosions, fire or vandalism, provided such explosion, fire or vandalism did not result from the gross negligence or willful misconduct of Seller; or (iii) strikes or other similar industrial disturbances (not including any strikes or industrial disturbances resulting from unilateral changes made by Seller or its affiliated companies), riots, insurrections, war, sabotage, blockages or embargoes, and epidemics, then the parties agree to confer and share equally the additional storage expense.

(h)           Notwithstanding anything contained in ARTICLE 7(g), if the Authorized Delivery Location is other than Southern California for the delivery of any Equipment, Buyer and Seller acknowledge that Seller may not be able to obtain twelve (12) calendar days of free storage for Equipment at such other Authorized Delivery Locations. Accordingly, for any Equipment delivered to Authorized Delivery Locations other than Southern California, Buyer and Seller agree to negotiate the number of free storage days for Equipment at such other Authorized Delivery Locations, and Buyer shall be responsible for any storage in excess of such free storage pursuant to the payment provisions of ARTICLE 7(g) above.

(i)           At the end of each calendar month during which Units of Equipment have been discharged at port, Seller shall complete a report in respect to Units of Equipment delivered during such month in the form set forth in Exhibit E or in a form reasonably acceptable to Buyer, and deliver it by facsimile by the third working day of the succeeding month to Buyer at Buyer’s address specified in ARTICLE 17.

8. Reserved

9.  SCHEDULED DELIVERY DATES

Seller shall deliver the Equipment to the Buyer as set forth in Exhibit A,in accordance with the Scheduled Delivery Dates set forth in Exhibit A, at Seller’s risk and expense as provided in this Contract, all for the consideration as specified in Exhibit A. Buyer and Seller agree that Seller shall deliver to Buyer 300 units by May 31, 2010, an additional 300 units by June 30, 2010, 900 units by July 31, 2010, and an additional 500 units by August 31, 2010.

Buyer will arrange the necessary chassis to the discharging terminal for stevedoring, and all necessary arrangement shall be as per discussion between terminal and Buyer, Seller will inform the terminal contacts in advance.

10. Reserved

ARTICLE 11.                                 Payment of the Contract Prices

(a)           Payment of the Contract Price for Units of Equipment which are purchased by Buyer under this Contract shall be made in U.S. Dollars by wire transfer of immediately available funds as follows:

                 (i) an amount equal to the Contract Price set forth in Exhibit A shall be paid to Seller’s account specified by Seller in writing;

 (ii) The balance of funds held by The Bank of New York Trust Company, N.A (“Escrow Agent”) pursuant to that certain Escrow Agreement, dated as of April 10, 2006, by and among Buyer, Seller as successor in interest to Old Seller, and the Escrow Agent (the “2006 Escrow Agreement”) at any given time shall be referred to herein as the “Escrow Fund.”  Buyer, Seller and Escrow Agent are concurrently entering into an Amendment to Escrow Agreement (the “2010 Escrow Amendment”) in substantially in the form attached hereto as Exhibit F pursuant to which the Escrow Fund shall be made applicable to this Contract, and shall continue to be applicable to the 2006 Purchase Contract, the 2007 Purchase Contract, and the 2008 Purchase Contract.  The 2006 Escrow Agreement, as amended by the 2010 Escrow Amendment, shall constitute the Escrow Agreement.  The Escrow Fund shall be disbursed in accordance with the terms of the Escrow Agreement.

                (iii) Buyer shall make the payments specified in (i) above within ten (10) days following the completed discharge and Buyer’s acceptance of Equipment at the Authorized Delivery Location specified on Exhibit A (as evidenced by delivery of an EIR or other confirmation for such Units showing delivery in good order in accordance with this Contract), and Seller’s presentation of the following documents to the Buyer for each Delivered Unit of accepted Equipment:

(i)	Copy of Commercial Invoice;

(ii)	Copy of Bill of Lading;

(iii)	Inspection certificate issued by Buyer’s inspectors; and;

(iv)	Title to the Units.

(b)           In the event that Buyer fails to make payment within the ten (10) day deadline set forth in ARTICLE 11(a) above (the “Payment Deadline”) in respect to any Containers which are accepted by Buyer, the Buyer originally named in this Contract (i.e., Hub City Terminals, Inc.) shall be obligated to pay to Seller in accordance with ARTICLE 11(a)(i) an additional amount equal to the Late Payment Obligation set forth in Exhibit A for each calendar day beyond the Payment Deadline that payment in respect to any such Containers is not paid.

(c)           Buyer will have 10 days from the date the Units are discharged at an Authorized Delivery Location and made available to Buyer to complete any initial inspection desired by Buyer.  Buyer will note to Seller in writing any defects in the Units within such 10 day period and if Buyer fails to note to Seller any defects in writing with respect to these Units within such 10 day period these Units will be deemed to be in acceptable condition upon initial delivery.  Nothing in the foregoing sentences shall in any way limit Buyer’s other rights under this Agreement, including, without limitation, Buyer’s rights under Section 7(e) and Section 13.

ARTICLE 12.                                Customs Charges, Taxes and Delivery Costs

Seller shall pay all fees, taxes and delivery charges including sales, value added, income (including U. S. income taxes, gross receipts and similar taxes) payable in connection with the manufacture, transportation, exportation, importation, delivery and sale of the Equipment including those imposed or assessed by or in the countries (including states or provinces and other local taxing authorities) of origin, manufacture, sale and delivery, except that Buyer shall pay any charges for the costs, if applicable, of customs clearance, and duties to the United States of America and sales taxes imposed by the United States and any state or local taxing authority in the United States. In addition to the foregoing Seller payment obligations, Seller shall be responsible to pay all taxes imposed in the manufacturing country and delivery costs.  Seller requires that Buyer use the Equipment in interstate or foreign commerce.  When Seller delivers the Equipment to Buyer at Buyer’s Authorized Delivery Location, Buyer intends to cause the Equipment to be loaded with freight for transportation in a continuous movement to a destination outside California.

ARTICLE 13.                                Warranty

(a)           Work and Material

(i)          Seller warrants and represents that the Equipment will be free from defects in material and workmanship. Notwithstanding anything contained in this contract to the contrary, if at any time from delivery of the Equipment to and acceptance thereof by Buyer to the expiration of five (5) years after delivery and Buyer’s acceptance, any weakness, deficiency, defect, or breaking down (other than repairs necessitated solely as a result of ordinary wear and tear), of the Equipment sold to Buyer under this Contract (an “Equipment Defect”) other than (i) that caused by the negligence or other improper act of anyone other than Seller or Seller’s subcontractor, or (ii) as specified in ARTICLE 13(a)(ii), shall be discovered and reported by Buyer (or by an independent surveyor as provided ARTICLE 13(b)(ii) below), such Equipment Defect shall be corrected by Seller to the satisfaction of Buyer in accordance with the procedure described in ARTICLE 13(b).

(ii)          Seller also warrants and represents that the paint and finish on the Equipment and on the components thereof will be free from coating failures or other defects which result in rust, fading, discoloration, corrosion, peeling paint or non-adhesion of paint or other coating materials to the surface of the Equipment (collectively, a “Paint Defect”). Notwithstanding anything contained in this contract to the contrary, if at any time from and after delivery of the Equipment to Buyer to the expiration of five (5) years after delivery, any Paint Defect in the Equipment sold to Buyer under this Contract, other than that caused by the negligence or other improper act of anyone other than Seller or Seller’s subcontractors, shall be discovered and reported by Buyer (or by an independent surveyor as provided in ARTICLE 13(b)(ii)), such Paint Defect shall be corrected by Seller to the satisfaction of Buyer in accordance with the procedures described in ARTICLE 13(b), provided that the foregoing shall not apply to repairs necessitated solely as a result of ordinary wear and tear.

(b)           Within fifteen (15) days after receipt of written notice from Buyer of a claim for an Equipment Defect or a Paint Defect (collectively, a “Warranty Defect”), Seller shall either:

(i)          arrange for repairs or replacement of the Warranty Defect directly, using Seller’s own employees or contractors. Seller shall notify Buyer within such fifteen (15) days period of the arrangement made, and such repairs or replacement shall commence promptly and be concluded promptly; or

(ii)          notify Buyer that Seller disputes the claim of a Warranty Defect. If a dispute about a Warranty Defect is not resolved within ten (10) days after delivery of such notice, Seller shall request Buyer to cause a survey of the Equipment to be conducted by, at Buyer’s option, Bureau Veritas, American Bureau of Shipping, Lloyd’s Registry or other recognized authority reasonably acceptable to the parties, whose decision as to the validity of the claim of Warranty Defect shall be binding. If the claim is found to be a Warranty Defect, Seller shall pay for the cost of the survey and shall arrange for repairs or replacement in accordance with ARTICLE 13(b)(i) within five (5) days of the issuance of such decision. If the claim is found not to be a Warranty Defect, Buyer shall pay the cost of survey.  Warranty repairs shall be completed by Seller within 90 days.

(c)           In the event Seller fails to take action as described in ARTICLE 13(b)(i) or (ii) within the time specified, Buyer, may, but shall not be required to, obtain estimates from independent repair contractors as to the cost of repairing the Warranty Defects and restoring the Equipment to conform to the requirements of this Contract, as well as estimates of those costs set forth in ARTICLE 13(d) below. If Buyer elects to obtain such estimates, Buyer shall submit each estimate to Seller within a reasonable time after receipt by Buyer. Such estimates shall conclusively determine the costs incurred by Buyer in connection with such Warranty Defects, and Seller shall pay the amount thereof to Buyer within thirty (30) days after receipt of each estimate by Seller. If Seller has not paid Buyer such amount within thirty (30) days after receipt of an estimate by Seller, Buyer may withdraw from the Escrow Fund in accordance with the terms of the Escrow Agreement an amount equal to (i) the amount of such estimate plus (ii) any amounts payable pursuant to ARTICLE 13(d).  Buyer, at Buyer’s option, may use any money paid to Buyer pursuant to this ARTICLE 13(c) or ARTICLE 13(d) to reimburse Buyer for the cost of performing the work itself or may contract with a third party to have the work performed.

(d)           In addition to the direct costs of repair described in ARTICLE 13(b), Seller shall also pay and /or reimburse Buyer for all costs incurred by Buyer relating to repair of such Warranty Defects, including but not limited to, transportation, mounting on and dismounting from chassis, chassis use costs, inspection and re-inspection, and costs of materials and labor.

(e)           Neither the inspection or testing as provided in ARTICLE 5, nor technical acceptance or final acceptance of the Equipment as described in ARTICLE 6, nor the issuance of an Inspection Certificate or an EIR, as described in ARTICLE 6 or 7, nor approval of Seller’s designs and the Specification for the Equipment by Buyer nor any other course of conduct by Buyer shall be deemed to diminish, waive or modify any of Buyer’s rights or remedies under this ARTICLE 13.

ARTICLE 14.                                Patent, Copyright, Trademarks and Trade Secret Warranty; Infringement

Seller warrants that the Equipment will not infringe the patent, copyright, trademark and trade secret rights of any third party. Seller shall defend, indemnify and save harmless Buyer and its affiliates, agents, contractors, servants or employees from and against all loss, cost, liability and claims, plus attorneys’ fees, resulting from any claim that the Equipment, or any material used in the construction of the Equipment or incorporated in the Equipment by Seller, infringes any United States or foreign patent, copyright, trademark or trade secret rights. If the Equipment or any material incorporated in the Equipment by Seller shall be held by a court having jurisdiction to constitute such an infringement and the use thereof shall be enjoined, Seller shall procure for Buyer at Seller’s expense (i) the right to continue using the Equipment with any such infringement, (ii) replace infringing material with non-infringing material having equal or better utility, function and value, or (iii) modify the Equipment so it becomes non-infringing, as may be required to eliminate all problems of infringement while maintaining the same or better utility, function or value.  Prompt written notice of the assertion of any claim or the bringing of any suit shall be given by Buyer to Seller, and thirty (30) days shall be given to Seller from giving of such notice to settle or defend it as Seller may see fit provided Seller provides Buyer with an acceptable indemnity in Buyer’s discretion. Buyer, at Seller’s expense, shall provide every reasonable assistance in settling or defending such claim or suit. If, at the end of thirty (30) days, Seller fails to effect such settlement or defense, Buyer may undertake settlement or defense as it sees fit, with full reimbursement for damages, costs and attorneys’ fees as herein provided.

ARTICLE 15.                                Seller’s Default

(a)           Each of the following shall constitute an act of default by Seller under this Contract (a “Seller Default”):

(i)          The failure of Seller to manufacture the Equipment with such diligence and in such manner as required by this Contract and the Specification and/or the Standards as will enable it to complete the delivery of the Units in accordance with the Scheduled Delivery Dates, except and to the extent that such failure is due to one or more Excusable Delays, which default continues un-remedied for a period of thirty (30) days after written notice to Seller thereof;

(ii)          If due to the failure of Seller to perform its obligations hereunder the Units of Equipment scheduled for delivery in any month pursuant to the Scheduled Delivery Dates have not been delivered within sixty (60) days after the end of the month;

(iii)          Seller fails to repair or replace a Warranty Defect as provided in ARTICLE 13;

(iv)          Any other material default by Seller to perform or satisfy its obligations and conditions under this Contract, which default continues un-remedied for a period of thirty (30) days after written notice to Seller thereof;

(v)          Any breach of any warranty by Seller; or

(vi)          Seller or any affiliate involved in the manufacturing of the Equipment (“Key Affiliate”) is dissolved or makes a general assignment for the benefit of its creditors; a receiver or custodian of any kind whatsoever is appointed, whether or not appointed in bankruptcy, common law or equity proceedings, whether temporary or permanent, for a substantial portion of the property of Seller or a Key Affiliate; Seller or a Key Affiliate files a petition for relief under any chapter of the U.S. Bankruptcy Code or similar law; a petition for relief is filed against Seller or a Key Affiliate and such petition is not dismissed by the court within sixty (60) days after the date on which such petition was filed; the admission by Seller or a Key Affiliate in writing of its inability to pay debts generally as they become due; the failure of Seller or a Key Affiliate generally to pay its debts as they become due; or if Seller fails to assume this Contract within thirty (30) days after the filing of a petition by or against Seller under the U.S. Bankruptcy Code or similar law.

(b)           Right to Terminate

In the event that a Seller Default shall occur, at Buyer’s option, Buyer may elect to cancel this Contract.

(c)           Additional Remedies

The rights conferred upon Buyer under the terms of this ARTICLE 15 shall not be exclusive of any other remedies in law or equity, which might be otherwise available to Buyer (including all rights and remedies of Buyer under the Uniform Commercial Code) upon the happening of a Seller Default. The failure of Buyer to exercise any of the rights conferred upon it in this ARTICLE 15 with respect to a Seller Default shall not constitute a waiver of any rights of Buyer with respect to any other Seller Default under this Contract.

ARTICLE 16.                                Buyer’s Default; Actions by Seller upon Buyer Default

(a)           Buyer Default

The following shall constitute an act of default by Buyer under this Contract (a “Buyer Default”): Failure by Buyer to make any proper payment to Seller required under the provisions of this Contract which failure continues unremedied for a period of thirty (30) days after written notice to Buyer thereof.

(b)           Rights to Stop Work and to Terminate

In the event that a Buyer Default shall have occurred and be continuing, Seller, if it is not in default in the performance of any of its obligations under this Contract, (i) shall have, upon prior written notice to Buyer, the right to slow or to stop production of Units, and the Scheduled Delivery Dates as provided in ARTICLE 9 shall, without prejudice to Seller’s right to recover damages therefor, be extended by additional time equal to the period of the continuance of such Buyer Default, and (ii) if such Buyer Default shall continue for more than thirty (30) days after written notice thereof by Seller to Buyer, Seller may, without prejudice to its rights to recover damages therefor from Buyer, terminate this Contract as to the undelivered Units of Equipment by written notice to Buyer.

(c)           Alternative Remedies

The right conferred upon Seller under the terms of this ARTICLE 16 shall not be exclusive of any other remedies in law or equity, which might be otherwise available to Seller upon the happening of a Buyer Default. The failure of Seller to exercise any of the rights conferred upon it in this ARTICLE with respect to a Buyer Default shall not constitute a waiver of any right of Seller with respect to any other Buyer Default under this Contract.

ARTICLE 17.                                Notices

Until Seller shall designate otherwise in writing to Buyer, all notices under this Contract directed to Seller shall be in writing and shall be (i) personally delivered to Seller or (ii) mailed by first class certified mail, return receipt requested, postage prepaid, or delivered by facsimile, with confirmation of receipt requested, to the following address:

Singamas Management Services Ltd.
Andy Chan/Vice President of Marketing
c/o 19/F., Dah Sing Financial Centre,
108 Gloucester Road
Hong Kong
Facsimile Number:  852-2598-7847

Until Buyer shall hereafter designate otherwise in writing to Seller, all notices under this Contact directed to Buyer shall be in writing and shall be (i) personally delivered to Buyer’s CFO (“Buyer’s Authorized Representative”) at the address specified below or (ii) mailed by first class certified mail, return receipt requested, postage prepaid, or delivered by facsimile, with confirmation of receipt requested, to the following address:

Hub Group, Inc.                                                     And                      Hub Group, Inc.
Attn:  CFO                                                                                            Attn:  General Counsel
3050 Highland Parkway                                                                      3050 Highland Parkway
Suite 100 Downers Grove,                                                                  Suite 100 Downers Grove,
IL 60515                                                                                                 IL 60515
Facsimile Number: 630-964-6475                                                        Facsimile Number:  630-964-6475

All notices given pursuant to this ARTICLE shall be deemed to have been received on the date of delivery if delivered in person, upon acknowledgment thereof if delivered by facsimile, or on the fifth day after the date of mailing by U.S. registered mail, return receipt requested if mailed and the sender has received the return receipt with notation thereon of delivery.

ARTICLE 18.                                Assignment

(a)           This Contract shall not be assigned by either party without the written consent of the other party, which consent shall not be withheld unreasonably except that Buyer may, without the consent of Seller, assign this Contract to (i) any affiliate of Buyer or (ii) one or more financial institutions that provide or arrange for the financing of the Equipment for the benefit of Buyer or an affiliate of Buyer, whether structured as a secured loan, finance lease or lease purchase; provided that in the case of any such assignment Buyer shall remain bound and liable to Seller for Buyer’s obligations under this Contract.  Seller will upon request of Buyer cooperate in effecting any assignment authorized pursuant to this ARTICLE 18 and will execute any agreements or other instruments (including, without limitation, any supplement or amendment to or novation of this Contract) that may be required in order to give effect to or perfect any such assignment.

(b)           Notwithstanding any assignment by Buyer to a financial institution pursuant to clause (ii) of paragraph (a) of this ARTICLE 18, the Buyer originally named in this Contract (i.e., Hub City Terminals, Inc.), and not any such financial institution, shall remain solely responsible for any Late Payment Obligation under ARTICLE 11 above.

ARTICLE 19.                                Miscellaneous

The validity, interpretation and performance of this Contract shall be determined in accordance with the laws of the State of California, USA, without application of its conflicts of laws principles.

Jurisdiction.  Any dispute in any manner relating to the foregoing shall be resolved by final and binding arbitration under the rules of the American Arbitration Association.  The arbitral award may be enforced in any court with jurisdiction over the person or the property of the person against whom enforcement is sought; provided, however, that with respect to any suit, action or proceeding relating to this Contract, each party hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Illinois and the United States District Court for the Northern District of Illinois.  Service of process in any such arbitration may be served in the same manner as notices are required to be served under Article 17 of this Contract.

Counterparts.  This Contract may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Amendments, Etc.; Entire Agreement.  This Contract contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties, whether written or oral.  This contract or any of the terms hereof may not be terminated, amended, supplemented, waived or modified orally, but only by a written instrument which purports to terminate, amend, supplement, waive or modify this Contract, or any of the terms hereof, signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought.

Severability of Provisions.  Any provision of this Contract which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Headings, Etc.  The headings used herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Further Assurances.  Seller and Buyer shall do and perform such further acts and execute and deliver such further instruments as may be required by applicable law or reasonably requested by either party to carry out and effectuate the purposes of this Contract.

Survival.  The representations, warranties, covenants and indemnities of the parties contained in this Contract shall survive execution and delivery of this Contract.

Buyer and Seller have caused this Contract to be executed in two counterparts as of the date and year written above

Hub City Terminals, Inc.	Singamas Management Services, Ltd.
As Buyer	As Seller

By: /s/ David P. Yeager	By: /s/ Andy Chan
Name: David P. Yeager	Name: Andy Chan
Title: CEO	Title: Vice President of Marketing